SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of earliest event reported: February 6, 2013

ICG Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640, Radnor, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On February 6, 2013, ICG Group, Inc. (“ICG”) announced that its consolidated subsidiary, Channel Intelligence, Inc. (“Channel Intelligence”), entered into a definitive agreement to be acquired by Google Inc. (“Google”) for $125 million of cash, subject to adjustment at closing for working capital and other items. The transaction, which is subject to a number of closing conditions, is expected to be completed in the first quarter of 2013. ICG expects to realize approximately $60.5 million in connection with the transaction; a portion of ICG’s proceeds will be held in escrow, subject to potential indemnification claims.

ICG’s gains relating to the 2012 consolidation of Channel Intelligence’s parent company and the sale of its stake to Google total approximately $43 million, approximately $26 million of which was recorded in the three months ended September 30, 2012, and approximately $17 million of which will be recorded upon the closing of the transaction. The release of any escrowed proceeds to ICG will result in additional gains.

A copy of ICG’s press release announcing the pending sale of Channel Intelligence to Google is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release issued February 6, 2013 by ICG Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICG GROUP, INC.

Date: February 6, 2013	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued February 6, 2013 by ICG Group, Inc.